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Exhibit 5.1

November 20, 2018

Eastside Distilling, Inc.

1001 SE Water Avenue, Suite 390

Portland, OR 97214

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to Eastside Distilling, Inc., a Nevada corporation (the “Company”), in connection with the Registration Statement on Form S-3 filed on August 17, 2018, declared effective on August 29, 2018 (the “Registration Statement”), the prospectus supplement, dated November 20, 2018, together with the base prospectus (the “Prospectus”), and the Underwriting Agreement dated November 20, 2018 (the “Underwriting Agreement”), by and between the Company and Roth Capital Partners LLC, as representative (the “Representative”) of the several underwriters named therein (the “Underwriters”), relating to the offer and sale by the Company (the “Offering”) of: (i) 1,235,000 shares of the Company’s authorized but unissued common stock, $0.0001 par value per share (“Common Stock”); and (ii) up to 185,250 newly issued shares of Common Stock pursuant to an option granted by the Company to the Underwriters solely to cover over-allotments, if any (collectively, the “Over-allotment Shares”); and (iii) an underwriter compensation warrant (the “Underwriter’s Warrant”) to acquire up to 71,013 shares of the Company’s authorized but unissued common stock, $0.0001 par value per share (the “Underwriter’s Warrant Shares”) to be issued to the Representative of the several Underwriters in connection with the Offering the Common Stock, Over-allotment Shares, and Underwriter’s Warrant Shares, are collectively referred to as the “Securities.”

As Nevada special counsel, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion, including, without limitation: (a) the Amended and Restated Articles of Incorporation of the Company dated September 10, 2010, as amended; (b) Certificate of Change Pursuant to Nevada Revised Statute (“NRS”) 78.209 dated October 6, 2016; (c) Certificate of Change Pursuant to NRS 78.209 dated June 14, 2017; (d) Amended and Restated Bylaws of the Company as adopted on October 13, 2016; (e) Unanimous Written Consent of the Board of Directors of the Company and Unanimous Written Consent of the Pricing Committee dated November 19, 2018 and November 20, 2018, respectively (the “Resolutions”); (f) the form of Underwriter’s Warrant; (g) Certificate of Existence (commonly referred to as a “good standing certificate”) for the Company dated November 20, 2018 from the Nevada Secretary of State certifying that the Company is duly organized, existing, and in good standing under the laws of the State of Nevada; and (h) a fact certificate of the officers of the Company dated November 20, 2018 (the “Officers’ Certificate”).

With your knowledge and permission, we have not reviewed, and express no opinion as to the following: (i) any instrument or agreement referred to or incorporated by reference in the any of the documents listed as Items (a) – (h) of the prior paragraph, except as expressly set forth herein; and (ii) any provisions of any other laws referred to or deemed to govern the Underwriter’s Warrant (other than Nevada law). We have also examined copies, certified or otherwise identified to our satisfaction, of such records, documents, instruments, communications and certificates (collectively “Client and Public Record Documents”) of the Company and public officials as we have deemed necessary or appropriate to enable us to render the opinions expressed below.

Assumptions

We have assumed, with your knowledge and permission, and without independent verification, although we have no actual knowledge that such matters are not true: (i) the genuineness of all signatures (other than the Company and the persons signing the Officers’ Certificate); (ii) the power and authority of all parties (other than the Company and the persons signing the Resolutions) signing such documents to execute, deliver, and perform under such documents, and the valid authorization, execution, and delivery of such documents by such other parties; (iii) the authenticity of all documents submitted to us or as filed as exhibits to the Registration Statement and Prospectus; (iv) the conformity to authentic original documents of all documents submitted to us as certified, conformed photostatic, or facsimile copies; (v) the accuracy and completeness of all corporate records made available to us by the Company; (vi) the veracity of the matters of fact set forth in the Client and Public Record Documents, and, with your knowledge and permission we have not necessarily independently verified the content of factual statements made therein, except as we have deemed necessary or appropriate; (vii) that there has not been any mutual mistake of fact or misunderstanding, fraud, duress, or undue influence; and (viii) that all parties have complied and will comply with any requirement of good faith, fair dealing, and conscionability.

Qualifications

The opinions hereinafter expressed are subject to the following qualifications:

A. Whenever our opinion herein with respect to the existence or absence of facts is qualified by the phrase “to our knowledge,” “known to us,” “come to our attention,” or similar language, it is intended to indicate that during the course of our representation of the Company, no information has come to our attention which would give us actual knowledge of the existence or absence of such facts. Except as otherwise stated herein, we have undertaken no independent investigation or verification of such matters. The words “to our knowledge,” “known to us,” “come to our attention,” and similar language used herein are intended to be limited to the knowledge of the lawyers currently members of or associated with our firm who have worked for our firm on matters on behalf of the Company.

B. Our opinion is subject to, and may be limited by, (a) applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance, debtor and creditor, and similar laws which relate to or affect creditors’ rights generally, and (b) general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing) regardless of whether considered in a proceeding in equity or at law.

C. We express no opinion as to any provision of the Underwriter’s Warrant that: (a) provides for liquidated damages, buy-in damages, monetary penalties, prepayment or make-whole payments or other economic remedies to the extent such provisions may constitute unlawful penalties, (b) relates to advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitations, trial by jury, or procedural rights, (c) restricts non-written modifications and waivers, (d) provides for the payment of legal and other professional fees where such payment is contrary to law or public policy, (e) relates to exclusivity, election or accumulation of rights or remedies, (f) authorizes or validates conclusive or discretionary determinations, or (g) provides that provisions of the Underwriter’s Warrant are severable to the extent an essential part of the agreed exchange is determined to be invalid and unenforceable.

D. We express no opinion as to whether a state or federal court outside of the State of New York would give effect to the choice of New York law provided in the Underwriter’s Warrant.

E. With respect to the Underwriter’s Warrant Shares, we express no opinion to the extent that, notwithstanding its current reservation of shares of Common Stock, future issuances of securities, including the Underwriter’s Warrant Shares, of the Company and/or adjustments to outstanding securities, including the Underwriter’s Warrant, may cause the Underwriter’s Warrant to be exercisable for more shares of Common Stock than the number that remain authorized but unissued. Further, we have assumed the Exercise Price (as defined in the Underwriter’s Warrant) will not be adjusted to an amount below the par value per share of the Common Stock.

Opinion

Based upon and subject to the foregoing, we are of the opinion that:

1. The Common Stock, when issued, sold and delivered against payment therefor as described in the Prospectus, will be validly issued, fully paid and non-assessable.

2. If and to the extent the over-allotment option is exercised, the Over-allotment Shares, when issued, sold and delivered against payment therefor as described in the Prospectus, will be validly issued, fully paid and non-assessable.

3. The Underwriter’s Warrant, when issued, will be a valid and binding obligation of the Company.

4. If, and to the extent, the Underwriter’s Warrant is exercised, the Common Stock issuable upon exercise thereof, when issued, sold and delivered against payment therefor as described in the Underwriter’s Warrant and the Prospectus, will be validly issued fully paid and non-assessable.

We are members of the Bar of the State of Nevada and do not express any opinion as to laws other than those of the State of Nevada and the federal laws of the United States of America. Our opinion herein is based on the existing laws of the State of Nevada and the federal laws of the United States of America, and we express no opinion as to any laws or regulations of other states or jurisdictions as they may pertain to the Underwriter’s Warrant or with respect to the effect of non-compliance under any such laws or regulations of any other jurisdictions. This Opinion is effective up to and including the date of this Opinion and we expressly decline any undertaking to advise you of any matters arising subsequent to the date hereof which would cause us to amend any portion of the foregoing in whole or in part. This Opinion is limited to the matters expressly set forth herein and no Opinion is implied or may be inferred beyond the matters expressly stated herein.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K to be filed with the Commission. This opinion may not be used or relied upon for any other purpose. In giving this consent, we do not admit that we are within the category of persons whose consent is required under the Act or the rules and regulations of the Commission promulgated under the Act.

Our opinion herein is rendered as of the date of this letter, and we disclaim any obligation to advise you of facts, circumstances, events or developments that hereafter may come to our attention and that may alter, affect or modify such opinion. Our opinion is expressly limited to the matters set forth above, and we render no opinion, by implication or otherwise, as to any other matters relating to the Company, the Registration Statement, the Securities or any securities other than the Securities.

Very truly yours,

Dickinson Wright PLLC